Exhibit 10.10

Confidential information has been omitted from portions of this document, indicated by [*], and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

October 10, 2014

Carlton Johnson, Jr.
Member
Phoenix Digital Solutions, LLC
701 Palomar Road, Suite 170
Carlsbad, CA. 92011

Re: Advisory Services

Dear Mr. Johnson,

This letter agreement (“Agreement”) confirms the agreement of Phoenix Digital Solutions, LLC (the “Company”), a corporation organized under the laws of the state of Delaware, to engage Dominion Harbor Group, LLC (“Dominion”), a corporation organized under the laws of the state of Texas, to provide specified services to the Company on the following terms and conditions:

RESPONSIBILITIES

1.	Dominion

a.	Dominion will provide strategic advisory services relating to, without limitation, the licensing, prosecution, enforcement, and settlement with respect to the intellectual property of the Company, including without limitation, the patents identified in Exhibit A (the “Services” and the “IP Rights” respectively). The parties specifically contemplate licensing efforts with respect to the entities identified on Exhibit B.

b.	Dominion may introduce the Company to individuals and entities that may act as counsel, consultants, vendors and experts relating to the Services and that may provide financing therefor. Dominion or its affiliates may have relationships with these entities and individuals. Dominion is not impartial in recommending entities and individuals that Dominion believes provide superior service.

c.	The Services will be provided by Dominion from such locations, and at such times, as Dominion shall reasonably determine. Dominion agrees to provide the Services to the best of its reasonable abilities, but guarantees no particular outcome.

d.	Dominion will provide additional services as may be reasonably requested by the Company and approved by Dominion.

Confidential information has been omitted from portions of this document, indicated by [*], and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

e.	Dominion will act as an independent contractor, and is not a fiduciary for the Company.

f.	Dominion will not negotiate licenses with the same prospective licensee on behalf of the Company and another client at the same time without prior disclosure to the Company. In no event shall such negotiation be used to the disadvantage of the Company. If asked by a prospective licensee to bundle licenses or negotiate the Company’s IP Rights with another client’s, Dominion will promptly inform the Company of such request and, unless the Company’s consent is obtained, respond that it has a responsibility to the Company not to do so.

g.	Dominion will not write any license agreements without the Company’s consent.

h.	Dominion will keep the Company apprised on a periodic basis of all negotiations occurring on Company matters.

2.	The Company

a.	Dominion will advise and make recommendations, but decision-making rests solely with the Company. Dominion is not affiliated with the Company and does not directly or indirectly control the Company.

b.	Dominion is not a law or accounting firm, or a tax advisor, and the Company will not rely on Dominion to provide any such advice or services, but will seek separate legal, accounting, tax and other similar advice and services at its discretion.

c.	The Company identifies Carlton Johnson, Jr. (the “Company Designee”) as the point of contact for Dominion. Dominion will report to and coordinate with the Company Designee and may rely on him/her as the official spokesperson and authorized officer of the Company, with full authority to bind the Company. The Company Designee may be changed by written notice.

d.	The Company will cooperate with Dominion so that the Services may be performed in an efficient and prompt manner.

e.	The Company will promptly inform Dominion of any relevant information relating to the IP Rights.

f.	The Company will retain its exclusive right to license the IP Rights.

g.	The Company has secured (and will secure) the agreement of any holders of indebtedness of the Company that they will not foreclose or exercise rights that would adversely impact the Company or the IP Rights.

Confidential information has been omitted from portions of this document, indicated by [*], and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

3.	Both Dominion and the Company

a.	Dominion and the Company will act in a reasonable manner so as to preserve the other’s goodwill and reputation.

b.	Neither Dominion nor the Company will undertake actions intended to circumvent this Agreement.

c.	Both Dominion and the Company will take reasonable actions to preserve the confidential nature of any information exchanged during the course of this Agreement. Notwithstanding the foregoing and anything to the contrary in this Agreement, (i) the Company may disclose a mutually-agreed redacted form of this Agreement to the Securities and Exchange Commission; (ii) either Dominion or the Company may issue a mutually-agreed press release concerning the relationship contemplated in this Agreement.

d.	Both Dominion and the Company will maintain records (including financial records) sufficient to determine their respective rights and obligations under this Agreement, and will make such records available promptly upon written request.

COSTS AND EXPENSES

4.	Payable by Dominion

a.	Dominion will pay [*] incurred by Dominion in connection with this Agreement.

5.	Payable by the Company

a.	The Company will pay [*] to a maximum of [*] U.S. dollars ($[*]) in any given calendar quarter. Dominion will invoice for any such costs on a monthly basis.

COMPENSATION

6.	Dominion Fee. The Company agrees to pay Dominion [*] of the Gross Consideration for the Services.

“Gross Consideration” means [*].

7.	If the Company takes or fails to take any action the result of which could adversely impact Dominion’s current or future ability to collect payment that is due or may become due under the terms of this Agreement, the Company will enter into an amendment to the Agreement with Dominion (in a form reasonably acceptable to Dominion) to eliminate the adverse impact of such action or failure to take action.

Confidential information has been omitted from portions of this document, indicated by [*], and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

8.	Timing. The Company shall wire payments due under this Agreement within five (5) business days Gross Consideration is received by the Company. If the Company receives non-cash consideration (e.g., stock), the Company and Dominion will cooperate to divide the non-cash consideration according to the percentage set forth in Section 6 above. Dominion’s wire information is:

Bank:	[*]
Account Name:	[*]
Account #:	[*]
Routing #:	[*]
Bank Address:	[*]

TERMINATION

9.	Generally; Survival. This Agreement will terminate six (6) years after the last-to-expire of the patents included within the definition of IP Rights unless earlier terminated by mutual written consent of the parties or as set forth in Sections 10 and 11. All payment obligations due prior to the expiration or termination of this Agreement shall survive such expiration or termination for any reason whatsoever.

10.	Termination by Dominion.

a.	Dominion may terminate this Agreement in the event of a breach by the Company that is not cured, if capable of being cured, within three (3) days of notice to the Company of the breach. In the event of such a termination, the Company will remain responsible for and shall pay the Dominion Fee under and in accordance with this Agreement.

b.	Dominion may terminate this Agreement at its discretion upon five (5) days written notice to the Company. In the event of such a termination, the Company shall have no further payment obligation to Dominion under this Agreement.

11.	Termination by the Company.

a.	The Company may terminate this Agreement in the event of a breach by Dominion that is not cured, if capable of being cured, within three (3) days of notice to Dominion of the breach. In the event of such a termination, the Company shall have no further payment obligation to Dominion under this Agreement. Without limitation, a violation of Sections 1(f) or 1(g) shall constitute a breach by Dominion.

b.	The Company may terminate this Agreement at its discretion upon five (5) days written notice to Dominion. In the event of such a termination, the Company shall be obligated to pay and shall pay (i) all amounts owed under this Agreement at the time of the written notice; and (ii) the Dominion Fee with respect to all Monetization Events occurring within the six (6) months following such written notice.

Confidential information has been omitted from portions of this document, indicated by [*], and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

REPRESENTATIONS AND WARRANTIES

12.	By the Company. The Company represents and warrants [*].

MISCELLANEOUS

13.	Common Interest. From time to time, the parties may share information with each other that is covered by the attorney-client privilege, work product immunity, or other privileges and immunities. This Agreement memorializes the parties’ understanding that any such communications are covered by a community of interest that exists between them with respect to the Services. The parties intend that all applicable privileges and immunities have been, are, and will be preserved.

14.	Conflicts of Interest. Dominion is now, and may in the future be, engaged by other entities engaged in businesses similar to and competitive with the Company. The Company has assessed the risks of these conflicts and potential conflicts and determined that the benefit of engaging an advisor with relevant experience outweighs the risks of these actual and potential conflicts. Nevertheless, in the event a potential or actual conflict is identified, Dominion shall a) communicate the nature of the conflict to the Company, and b) Dominion and the Company shall determine a mutually agreeable solution to address the conflict.

15.	Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Delaware. Any disputes relating to or arising from this Agreement by or among the parties shall be resolved exclusively by arbitration to be conducted exclusively in Phoenix, Arizona, in accordance with the Commercial Rules of the American Arbitration Association. Any court of competent jurisdiction shall be authorized to enforce the provisions of the previous sentence and enforce the remedies imposed by such arbitration. The losing party in any action to adjudicate rights relating to this Agreement shall bear the costs of such action.

16.	Other

a.	This Agreement shall be binding on and inure to the benefit of the Company and Dominion, and their respective successors, assigns, heirs and representatives. This Agreement may only be modified or amended by a written agreement signed by both parties.

b.	In the event that a party executes this Agreement by an electronic or scanned signature, such electronic or scanned signature shall create a valid and binding obligation of the party executing the same with the same force and effect as if such electronic or scanned signature were an original signed signature.

Confidential information has been omitted from portions of this document, indicated by [*], and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

If the foregoing correctly sets forth our understanding, please sign below and return an executed copy of this Agreement to Dominion. We look forward to working with you.

Regards,

DOMINION HARBOR GROUP, LLC

By: /s/Matthew DelGiorno           10/10/14
       Duly Authorized                       Date

Accepted and Agreed to

PHOENIX DIGITAL SOLUTIONS, LLC

By: /s/Carlton Johnson, Jr.             10/10/14
       Carlton Johnson, Jr., Member      Date